Exhibit 99.1

Mannatech Reports Third Quarter 2014 Financial Results

(COPPELL, Texas) November 4, 2014 — Mannatech, Incorporated (NASDAQ: MTEX), the pioneer of nutritional glycobiology, leading innovator of naturally-sourced supplements based on Real Food Technology® solutions, and creator of the M5MSM (Mission 5 MillionSM) social entrepreneurial movement, today announced financial results for its third quarter ended September 30, 2014.

Third quarter net sales for 2014 were $55.6 million, an increase of 25.2% as compared to $44.4 million in the third quarter of 2013. Our net sales increased 22.5% in constant dollars, which is a non-GAAP financial measure that excludes the impact of fluctuations in foreign currency exchange rates. Dr. Rob Sinnott, CEO and CSO, commented, “The growth in net sales reflects the continued expansion of our business, the recent launch of our Uth skin care product in markets outside of North America, and the anniversary of our loyalty program.” We encourage readers to review Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Form 10-Q for the quarter ended September 30, 2014 for further information regarding the comparability of the growth in net sales.

Net income was $5.1 million, or $1.89 per diluted share, for the third quarter 2014, as compared to net loss of $0.8 million, or $0.30 per diluted share, for the third quarter 2013.

For the three months ended September 30, 2014, our operations outside of North America accounted for approximately 63.4% of our consolidated net sales, whereas in the same period in 2013, our operations outside of North America accounted for approximately 57.8% of our consolidated net sales.

For the three months ended September 30, 2014, Asia/Pacific net sales increased by $8.3 million, or 37.7%, to $30.3 million, as compared to $22.0 million for the same period in 2013 primarily because of growth in the number of active associates and growth in the revenue per active associate and member. In constant dollars, net sales would have increased 31.4% to $28.9 million; the currency impact was primarily due to appreciation of the Korean Won.

For the three months ended September 30, 2014, EMEA net sales increased by $1.2 million, or 32.4%, to $4.9 million, as compared to $3.7 million for the same period in 2013 primarily due to growth in the number of active associates and members. In constant dollars, net sales would have increased 37.8% to $5.1 million; the currency impact was primarily due to the South African Rand.

For the three months ended September 30, 2014, North American net sales increased by $1.7 million, or 9.1%, to $20.4 million, as compared to $18.7 million for the same period in 2013. The net sales growth is due to an increase in the average net sales per active associate and member.

Recruiting increased 0.7% in the third quarter 2014 as compared to the third quarter of 2013. The number of new independent associates and members for the third quarter of 2014 was approximately 29,000, as compared to 28,800 in 2013. The total number of independent associates and members based on a 12-month trailing period was approximately 234,000 as of September 30, 2014, as compared to 239,000 as of September 30, 2013.

Non-GAAP Measures

In addition to results presented in accordance with GAAP, this press release and related tables include certain non-GAAP financial measures, including a presentation of constant currency measures. We disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Deferred Revenue, Gross Profit, and Income from Operations. The following tables include a full reconciliation of actual non-GAAP financial measures to the related GAAP financial measures.

We believe that these non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations. The constant currency figures are financial measures used by management to provide investors an additional perspective on trends. Although we believe the above non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures.

Conference Call

Mannatech will host a conference call to discuss the quarter’s results with investors on Wednesday, November 5, 2014 at 9 a.m. CST, 10 a.m. EST. The live call will be webcast and can be accessed on Mannatech’s website at http://ir.mannatech.com.

For those unable to listen to the live broadcast, a replay will be available shortly after the call. The toll-free replay number is (855) 859-2056 (International (404) 537-3406); the Conference ID to access the call is 22780043.

Individuals interested in Mannatech’s products or in exploring its business opportunity can learn more at Mannatech.com.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)

	September 30, 2014	December 31, 2013
ASSETS	(unaudited)
Cash and cash equivalents	$32,185	$20,395
Restricted cash	1,514	1,519
Accounts receivable, net of allowance of $288 and $142 in 2014 and 2013, respectively	234	423
Income tax receivable	24	4
Inventories, net	12,467	13,988
Prepaid expenses and other current assets	3,915	3,061
Deferred commissions	5,094	2,706
Deferred tax assets, net	1,807	1,578
Total current assets	57,240	43,674
Property and equipment, net	4,057	3,239
Long-term restricted cash	7,386	4,254
Other assets	3,726	3,591
Long-term deferred tax assets, net	3,230	1,303
Total assets	$75,639	$56,061

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of capital leases	$902	$704
Accounts payable	4,800	4,794
Customer deposits	60	202
Accrued expenses	7,568	5,796
Commissions and incentives payable	9,896	10,210
Taxes payable	7,304	1,858
Current deferred tax liability	116	114
Deferred revenue	12,780	6,380
Total current liabilities	43,426	30,058
Capital leases, excluding current portion	970	450
Other long-term liabilities	2,184	2,101
Total liabilities	46,580	32,609

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.0001 par value, 99,000,000 shares authorized, 2,773,972 shares issued and 2,668,244 shares outstanding as of September 30, 2014 and 2,773,972 shares issued and 2,653,913 shares outstanding as of December 31, 2013	—	—
Additional paid-in capital	41,344	42,592
Retained earnings (accumulated deficit)	898	(3,746)
Accumulated other comprehensive loss	(288)	(743)
Less treasury stock, at cost, 105,728 and 120,059 shares as of September 30, 2014 and December 31, 2013, respectively	(12,895)	(14,651)
Total shareholders’ equity	29,059	23,452
Total liabilities and shareholders’ equity	$75,639	$56,061

CONSOLIDATED STATEMENTS OF OPERATIONS – (UNAUDITED)
(in thousands, except per share information)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net sales	$55,635	$44,432	$144,900	$130,899
Cost of sales	10,304	9,225	29,440	25,616
Gross profit	45,331	35,207	115,460	105,283

Operating expenses:
Commissions and incentives	20,977	19,640	57,727	56,362
Selling and administrative	9,567	8,497	26,389	25,669
Depreciation and amortization	441	474	1,248	1,699
Other operating costs	6,149	6,167	19,920	18,919
Total operating expenses	37,134	34,778	105,284	102,649

Income from operations	8,197	429	10,176	2,634
Interest income	25	25	61	29
Other expense, net	(1,167)	(275)	(1,311)	(1,278)
Income before income taxes	7,055	179	8,926	1,385

Provision for income taxes	(1,947)	(980)	(4,282)	(758)
Net income (loss)	$5,108	$(801)	$4,644	$627

Earnings (loss) per share:
Basic	$1.92	$(0.30)	$1.75	$0.24
Diluted	$1.89	$(0.30)	$1.71	$0.23

Weighted-average common shares outstanding:
Basic	2,667	2,650	2,661	2,649
Diluted	2,701	2,650	2,701	2,717

Non-GAAP Financial Measures

To supplement our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Deferred Revenue, Gross Profit, and Income from Operations. We refer to these adjusted financial measures as constant dollar items, which are non-GAAP financial measures. We believe these measures provide investors an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current year results and prior year results at a constant exchange rate, which is the prior year’s rate. Currency impact is determined as the difference between actual growth rates and constant currency growth rates.

Three month period ended	September 30, 2014		September 30, 2013	Change
	GAAP Measure: Total $	Non-GAAP Measure: Constant $	GAAP Measure: Total $	Dollar	Percent
Net Sales	55.6	54.4	44.4	10.0	22.5%
Product	45.9	45.0	31.7	13.3	42.0%
Pack	7.8	7.5	10.9	(3.4)	(31.2)%
Other	1.9	1.9	1.8	0.1	5.6%
Deferred Revenue	12.8	12.8	5.3	7.5	141.5%
Gross Profit	45.3	44.3	35.2	9.1	25.9%
Income from Operations	8.2	7.6	0.4	7.2	1,800%

The approximate number of new and continuing independent associates and members who purchased our packs or products during the twelve months ended September 30 was as follows:

	2014		2013
New	113,000	48.3%	109,000	46.0%
Continuing	121,000	51.7%	130,000	54.0%
Total	234,000	100.0%	239,000	100.0%

About Mannatech
Mannatech, Incorporated, develops high-quality health, weight and fitness, and skin care products that are based on the solid foundation of nutritional science and development standards. Mannatech is dedicated to its platform of Social Entrepreneurship based on the foundation of promoting, aiding and optimizing nutrition where it is needed most around the world. Mannatech’s proprietary products are available through independent sales associates around the globe including North America (United States, Canada, and Mexico), Asia/Pacific (Australia, New Zealand, Japan, Taiwan, Singapore, the Republic of Korea, and Hong Kong), and EMEA (Austria, Denmark, Germany, Norway, Sweden, the Netherlands, the United Kingdom, Estonia, Finland, the Republic of Ireland, Czech Republic, South Africa, and the Republic of Namibia). For more information, visit Mannatech.com.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “anticipate,” “believe,” “will,” “intend” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

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Contact Information:
Donna Giordano
Manager, Executive Office Administration
972-471-6512
ir@mannatech.com
www.mannatech.com